Exhibit 10.47
PINNACLE FINANCIAL PARTNERS, INC.
Named Executive Officer Compensation Summary
The following table sets forth the current base salaries paid to the Chief Executive Officer and the four other named executive officers of Pinnacle Financial Partners, Inc. (the “Company”) and the amount of the cash bonus paid to these persons in 2008 under the Company’s 2007 Cash Incentive Plan.

Executive Officer	Current Base Salary	2007 Cash Bonus

M. Terry Turner — CEO	$643,000	$—
Robert A. McCabe, Jr. — Chairman of the Board	$610,000	$—
Hugh M. Queener — CAO	$300,000	$—
Harold R. Carpenter — CFO	$300,000	$—
Charles B. McMahan — Sr. Credit Officer	$200,000	$—
In addition to their base salaries, these executive officers are also eligible to:
•	Receive cash bonuses under the Company’s 2008 Cash Incentive Plan;

•	Participate in a merger-related Special Cash Incentive Plan during 2008;

•	Participate in the Company’s equity incentive programs, which currently involves the award of non-qualified stock options and restricted stock pursuant to the Company’s 2004 Equity Incentive Plan; and

•	Participate in the Company’s broad-based benefit programs generally available to its employees, including health, disability and life insurance programs and the Company’s 401k plan.
Additionally, Messrs. Turner, McCabe and Queener receive a monthly car allowance.
The foregoing information is summary in nature. Additional information regarding the named executive officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2008 annual meeting of the Company’s shareholders.